INTERIM INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of the 1st day of October, 2004 between MERRILL LYNCH INVESTMENT MANAGERS, L.P. a limited partnership organized under the laws of the State of Delaware and having its principal place of business in 800 Scudders Mill Road, Plainsboro, N.J. 08536 (the "Adviser") and CIGNA VARIABLE PRODUCTS GROUP, a Massachusetts business trust having its principal place of business in Newton, Massachusetts (the "Trust").

      WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Adviser is engaged in the business of rendering investment management services and is so registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

      WHEREAS, the Trust operates as a "series company" as contemplated by Rule 18f-2 under the 1940 Act and is authorized to issue shares of beneficial interest ("Shares") in separate series with each such series representing a separate portfolio of securities and other assets; and

      WHEREAS, the Trust desires to engage the Adviser to serve as the investment adviser for the TimesSquare VP S&P 500 Index Fund, a series of the Trust (the "Series"), and the Adviser has agreed to serve in that capacity.

      NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

      1. The Trust hereby appoints the Adviser to act as investment adviser to the Series for the period and on the terms herein set forth, subject to the control of the Board of Trustees of the Trust. The Adviser hereby accepts such appointment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided

      2. (a) The Adviser, at its expense, will furnish continuously an investment program for the Series, will determine, subject to the control and periodic review of the Board of Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by the Series and what portion, if any, of the assets of the Series shall be held in cash, cash equivalents or other temporary investments and shall, on behalf of the Series, make changes in the Series' investments. The Adviser shall take, on behalf of the Series, all actions which it deems necessary to implement the investment policies as set forth in the Series' Prospectus or Statement of Additional Information, and in particular to place all orders for the purchase or sale of portfolio securities for the Series' account with brokers or dealers by it, and to that end, the Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Trust as to deliveries of securities and payments of cash for the account of the Series. The Adviser shall be responsible for voting all proxies in relation to securities held in the Series. The Trust will bear all other expenses to be incurred in its operation, including, but not limited to,
(i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust's trustees; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Series' shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Series; (viii) all other expenses incidental to holding meetings of the Series' shareholders, including proxy solicitations therefore;
(ix) insurance premiums for fidelity bond and other coverage; (x) expenses of typesetting for printing prospectuses and statements of additional information and supplements thereto; (xi) expenses of printing and mailing prospectuses and statements of additional information and supplements thereto; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Series is a party and legal obligations that the Series may have to indemnify the Trust's trustees, officers and/or employees or agents with respect thereto.

            (b) The Adviser, at its own expense, shall place orders for the purchase and sale of portfolio securities for the account of the Series with brokers or dealers selected by the Adviser. In executing portfolio transactions for the Series and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Series the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may be amended from time to time (the "1934 Act")) provided to the Series and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a Series portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer--viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

            (c) The Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Series, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Trust's current prospectus and SAI; (ii) the provisions of the 1940 Act and the Advisers Act; (iii) the provisions of the Securities Exchange Act of 1934, including, but not limited to, Section 11(a) thereof; and (iv) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Series or the Trust for these services in addition to the Adviser's fees for services under this Agreement.


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

            (d) On occasions when the Adviser deems the purchase or sale of a security or futures contract to be in the best interest of the Series as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or futures contracts held (or to be held) by the Series with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Series and to its other clients. The Adviser and the Trust recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Series.

      3. The Adviser shall indemnify the Trust against any expense of personnel of the Adviser, or any affiliate of the Adviser, which might otherwise have been charged to the Trust under any provision of this Agreement.

      4. The Adviser and its officers, directors, employees, agents, representatives or persons controlling or controlled by it shall not be liable to the Trust or any shareholder of the Trust for any error of judgement or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Series, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and Adviser agrees to indemnify and hold the Trust and the Series harmless against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) with respect to any and all damages the Trust or Series may sustain directly resulting from the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its obligations hereunder or a material breach of this agreement.

      5. The services of the Adviser to the Trust hereunder are not to be deemed exclusive and the Adviser shall be free to render similar service to others so long as its services hereunder are not impaired or interfered with thereby.

      6. The Trust shall pay the Adviser as full compensation for all services rendered hereunder as a management fee for the Series determined in accordance with Schedule A attached hereto.

      7. It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, shareholders or otherwise, that directors, officers, agents and shareholders of the Adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise, that the Adviser may be interested in the Trust as a shareholder or otherwise, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Declaration of Trust of the Trust and the Certificate of Incorporation of the Adviser, respectively, or by specific provision of applicable law.

      10. (a) This Agreement will take effect as of October 1, 2004. This Agreement shall thereafter continue in full force and effect until February 27, 2005; provided, however, that:

            (b) This Agreement may at any time be terminated without the payment of any penalty on 30 days' written notice to the Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series;

            (c) This Agreement shall immediately terminate in event of its assignment (as that term is defined in the 1940 Act); and

            (d) This Agreement may be terminated by the Adviser in its entirety or with respect to one or more than one of the Series on 60 days' written notice to the Trust.

      11. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed for this purpose that the address of the Adviser shall be 800 Scudders Mill Road, Plainsboro, N.J. 08536, Attn: General Counsel and that the address of the Trust shall be c/o CIGNA Corp., 280 Trumbull Street, H16C, Hartford, CT 06103 Attn: Mutual Fund Counsel.

      12. Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Interim Investment Advisory Agreement is executed on behalf of the Series by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Interim Investment Advisory Agreement are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually but are binding only upon the assets and property of the Series.

      13. Notice Upon Change in Partners of Adviser. The Adviser is a limited partnership and its limited partner is Merrill Lynch & Co., Inc. and its general partner is Princeton Services, Inc. The Adviser will notify the Trust of any change in the membership of the partnership within a reasonable time after such change.

      14. Nothing in this Agreement shall require the Adviser to take or receive physical possession of cash, securities, or other investments of the Series.

      15. This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the day and year first above written.


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


CIGNA VARIABLE PRODUCTS GROUP

By:
    ------------------------------------
    Richard H. Forde
    Chairman of the Board and President


MERRILL LYNCH INVESTMENT MANAGERS

By:
    ------------------------------------
    Name:  Debbie Jelilan
    Title: Director


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

                                   SCHEDULE A

Compensation Schedule for the TimesSquare VP S&P 500 Index Fund:

The Trust shall pay the Adviser as full compensation for all services rendered hereunder, a management fee at an annual rate of 0.10% of the Series' average daily net asset value, computed in the manner used for the determination of the Series' net asset value. During any period when the determination of net asset value is suspended by the Trustees, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

The fee accrued as of the end of each month shall be paid no later than the 15th day of the following month. Fees for partial periods shall be prorated for the portion of the period for which services were rendered.


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